UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                       UNIVERSAL INSURANCE HOLDINGS, INC.
                       ----------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)

                                    91359V107
                                    ---------
                                 (CUSIP Number)

                                December 31, 2007
                                -----------------
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------------             ---------------------------------
CUSIP No.  91359V107                   13G     Page 2 of 5 Pages
----------------------------------             ---------------------------------
--------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)


      Sean P. Downes
--------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) (a)[ ]
                                                                          (b)[ ]
      Inapplicable
--------------------------------------------------------------------------------
  3   SEC USE ONLY


--------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER
     NUMBER OF
      SHARES                2,737,490*
   BENEFICIALLY       ----------------------------------------------------------
     OWNED BY           6   SHARED VOTING POWER
       EACH
    REPORTING               0
      PERSON          ----------------------------------------------------------
       WITH             7   SOLE DISPOSITIVE POWER

                            2,737,490*
                      ----------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER

                            0
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,737,490 SHARES OF COMMON STOCK.*
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES (See Instructions)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.1%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     IN
--------------------------------------------------------------------------------

* This amount includes 169,969 shares of Common Stock acquired by the reporting person on January 11, 2008 upon an exercise of stock options.

Item 1.

     (a)  Name of Issuer - Universal Insurance Holdings, Inc.
     (b) Address of Issuer's Principal Executive Offices - 1110 West Commercial Boulevard, Suite 100, Fort Lauderdale, Florida 33309
Item 2.

     (a)  Name of Person Filing - Sean P. Downes
     (b) Address of Principal Business Office or, if none, Residence - 1110 West Commercial Boulevard, Suite 100, Fort Lauderdale, Florida 33309
     (c)  Citizenship  - Sean P.  Downes -  United  States
     (d)  Title of Class of Securities - Common Stock
     (e)  CUSIP Number - 91359V107

Item 3.

     If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is:

     (a)  [ ] Broker or dealer  registered  under section 15 of the Act
     (b)  [ ] Bank as defined in section  3(a)(6) of the Act
     (c)  [ ] Insurance  company as defined in section 3(a)(19) of the Act
     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940
     (e)  [ ] Investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E)
     (f) [ ] Employee benefit plan or endowment fund in accordance with ss.240.13d-l(b)(l)(ii)(F)
     (g) [ ] Parent holding company or control person in accordance with ss.240.13d-l(b)(ii)(G)
     (h) [ ] Savings association as defined in section 3(b) of the Federal Deposit Insurance Act
     (i) [ ] Church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940
     (j)  [ ] Group in accordance with ss.240.13d-l(b)(l)(ii)(J)

Item 4.   Ownership

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned - 2,737,490*
     (b)  Percent of class - 7.1%
     (c)  Number of shares as to which the person has:

          (i)    sole power to vote or to direct the vote - 2,737,490*
          (ii)   shared power to vote or to direct the vote - 0
          (iii)  sole power to dispose or to direct the disposition of -
                 2,737,490*
          (iv)   shared power to dispose or to direct the disposition of - 0

* This amount includes 169,969 shares of Common Stock acquired by the reporting person on January 11, 2008 upon an exercise of stock options.

Item 5.   Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of security, check the following [ ].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

     Inapplicable.

                                Page 3 of 5 pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Securities Being Reported on by the Parent Holding Company or Control Person

     Inapplicable.

Item 8.   Identification and Classification of Members of the Group

     Inapplicable.

Item 9.   Notice of Dissolution of Group

     Inapplicable.

Item 10.  Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                          [SIGNATURE ON FOLLOWING PAGE]

                                Page 4 of 5 pages

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2008


                                   Signature: /s/Sean P. Downes
                                              ----------------------------------
                                   Name:      Sean P. Downes
                                   Title:     Senior Vice President and
                                              Chief Operating Officer,
                                              Universal Insurance Holdings, Inc.



     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

                                Page 5 of 5 pages